EXHIBIT 99.1

  FOR IMMEDIATE RELEASE                        Contact:  Mr. Charles R. Ofner
                                                               (713) 496-5000

        May  3, 1996,  Houston, Texas.....Reading  & Bates  Corporation (RB-
  NYSE) confirmed today that it had made a proposal to Transocean regarding a combination of the two companies in a transaction that would have entitled each of Transocean's shareholders to receive 1.245 shares of Reading & Bates' common stock for each share of Transocean common stock.

        Paul B. Loyd, Jr., the Company's Chairman, President and CEO said, "We believe our offer represents a more favorable economic result for Transocean's shareholders and a better strategic fit between the two companies. We are considering our options in light of the decision by Transocean's board."

        Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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